Exhibit 10.2

October 6, 2014

Mary Ellen Genovese
2125 O'Nel Drive
San Jose, Ca. 95131

RE: Chief Financial Officer at 8x8, Inc. (Nasdaq: EGHT)

Dear Mary Ellen,

On behalf of 8x8, Inc., a Delaware corporation (the "Company"), I am pleased to offer you the position of Chief Financial Officer beginning November 1, 2014. You will cease being the Company's Senior Vice President of Human Resources at that time. The terms of your new employment relationship with the Company will be as set forth below and will be subject to the approval of the Company's Chief Executive Officer.

1. Position. You will become Chief Financial Officer. As such, you will have responsibilities as determined by the Company's Chief Executive Officer and the Audit Committee of the Board of Directors. Your duties and responsibilities are subject to change depending on the needs of the Company.

2. Compensation.

a. Base Salary. You will be paid an annualized salary of $315,500 payable in accordance with the Company's standard payroll policies subject to normal required withholding.

b. Salary Review. Your base salary will be reviewed as part of the Company's normal salary review process.

c. Expenses. You will be reimbursed for all reasonable and necessary business expenses incurred in the performance of your duties as provided in the Company's Employee Handbook.

3. Management Incentive Plan. You will be eligible to participate in the Company's Management Incentive Plan, with a target annual bonus of 60% of your annual base salary. The Management Incentive Plan will be paid (if minimum targets are met) in the calendar year in which the relevant fiscal year ends, promptly after the completion of each fiscal year's audit. Your new target will be effective November 1, 2014, and your current target rate will remain in place through the end of October.

4. Stock Awards.

(a) Initial Equity Grants: Subject to approval by the Board of Directors, you will receive the following awards of stock-based compensation under the Company's 2012 Equity Incentive Plan(2012 Stock Plan) with the number of shares subject to each award to be calculated by dividing the value of each award stated below based on 30 trading-day average closing price of a share of the Company's Common Stock immediately prior to the grant date, and vesting commencing on the applicable grant date:

(i)   a nonstatutory stock option valued currently at $787,500 to purchase shares of Common Stock at an exercise price per share equal to Market Value (as defined in the 2012 Stock Plan) on the grant date, vesting as to one-fourth (1/4) of the shares subject to the option on the first anniversary of the grant date and as to one thirty-sixth (1/36) of the remaining shares at the end of each consecutive month thereafter, subject to your continued service;

(ii)   RSUs for shares of Common Stock currently valued at $187,500, which shares are subject to two vesting conditions: (A) none of such RSUs shall vest unless and until the average of the Market Value of the Common Stock exceeds 150% of the Market Value on the grant date for at least one period of 30 consecutive trading-days during the four-year period following the grant date; and (B) if condition (A) is met, then 25% of such RSUs will vest on each consecutive anniversary of the grant date, subject to your continued service. If condition (A) is met prior to an annual vesting date in condition (B), the unvested RSUs shall remain subject to the annual vesting requirement in condition (B). If condition (A) is not met within the four-year period, none of such RSUs will ever vest;

(iii)   RSUs for shares of Common Stock ("TSR Performance Shares") currently valued at $187,500, which shares will vest subject to your continued service and the performance of the price per share of the Common Stock relative to the NASDAQ Composite Index (^IXIC) over the following three measurement periods:

(A) 25% of the TSR Performance Shares can be earned between the grant date and March 31, 2016;

(B) 50% of the TSR Performance Shares can be earned between the grant date and March 31, 2017;

(C) 25% of the TSR Performance Shares can be earned between the grant date and March 31, 2018;

where in each such measurement period, (1) if the performance return on the price per share of Common Stock exceeds the performance return on the NASDAQ Composite Index, (which shall be determined by subtracting the percentage return on the NASDAQ Composite Index from the percentage return on the price per share of the Common Stock), then all of the TSR Performance Shares for such measurement period will be deemed earned and will vest; (2) if the performance return on the price per share of Common Stock is more than 50% lower than the performance return on the NASDAQ Composition Index, then none of the TSR Performance Shares for such measurement period will be deemed earned or vest; and (3) if the performance return on the price per share of Common Stock is between 0% and 50% lower than the performance return on the NASDAQ Composite Index, then the number of TSR Performance Shares deemed earned and vesting for such measurement period will be reduced by 2% for each 1% by which the performance return on the NASDAQ Composite Index exceeds the performance return on the Common Stock. The performance return on each of the price per share of Common Stock and the NASDAQ Composite Index will be determined in the manner described in SEC Regulation S-K, Item 201(e)(1), which assumes a dollar amount invested in each at the applicable price of the Common Stock and the NASDAQ Composite Index at the beginning of the measurement period, and which shall be compared with the dollar value of the investment at the end of the measurement period based on the 30-day trading average price of each of the Common Stock and the NASDAQ Composite Index prior to and through the grant date and the last trading day of each of the relevant measurement periods, as the case may be.

Ex.1 - Assume that for the period from the grant date through March 31 2016 the beginning and ending prices per share of Common Stock (determined as provided above) are $9.50 and $12.00, respectively, and the beginning and ending ^IXIC are 3,660 and 3,750, respectively. Assume no dividends are paid by the Company during the period. Therefore, $100 invested in Common Stock at the beginning of the period is worth $126 at the end, a 26% return, and $100 invested in ^IXIC at the beginning of the period is worth $103 at the end, a return of 3%. Therefore, the performance return on the price per share of Common Stock exceeds the performance return on the NASDAQ Composite Index so if you are in continued service to the Company on March 31, 2016 you will earn and vest as to 25% of the TSR Performance Shares.

Ex.2 - Assume that for the period from the grant date through March 31, 2017, the beginning and ending prices per share of Common Stock (determined as provided above) are $9.50 and $8.00, respectively, and the beginning and ending ^IXIC are 3,660 and 3,250, respectively. Assume no dividends are paid by the Company during the period. Therefore, $100 invested in Common Stock at the beginning of the period is worth $84 at the end, (-16%) return, and $100 invested in ^IXIC at the beginning of the period is worth $89 at the end, (-11%) return. The performance return on the price per share of Common Stock compared with the ^IXIC is (-5%) worse than the performance return on the NASDAQ Composite Index. Therefore, the total number of TSR Performance Shares for the period is reduced by 10% (5% x 2) and 90% of the 50% of the TSR Performance Shares eligible to be earned during such measurement period, or 45% of the total number of TSR Performance Shares will be earned and vest, if you were in continuous service to the Company through March 31, 2017.

(b)   Share Retention: You agree to acquire and retain an ownership interest in Common Stock which is equal in value to one times the amount of your base salary in Paragraph 2(a). Shares counted for this purpose will consist of shares of Common Stock you own directly by whatever means acquired, shares under unvested RSUs that are subject only to time-based vesting, shares held in a 401(k) or similar plan, and shares acquired under the Company's Employee Stock Purchase Plan. You will have five years from your start date in which to meet this stock ownership threshold. If at any time thereafter, while you remain Chief Financial Officer of the Company, your aggregate share ownership as defined in this Paragraph 4(b) should fall below the threshold, you agree to retain shares as they vest and you acquire them, and not to sell any of your shares of Common Stock, until your share ownership exceeds the threshold. In the event of a termination of your employment, or a Corporate Transaction, this Paragraph 3(b) shall become inapplicable.

(c)   Corporate Transaction: In the event that you are subject to an Involuntary Termination (as defined below) within one year following a Corporate Transaction:

(i) if the condition in Paragraph 4(a)(ii) has been met as of the closing date of the Corporate Transaction (based on the price per share of Common Stock being paid in such transaction), vesting shall accelerate with respect to the percentage of then unvested RSUs still subject to the condition in Paragraph 4(a)(ii)(B), which equals 100% times the quotient of the number of months from the grant date to such closing date divided by 48, and the remainder of the unvested RSUs will continue to vest in accordance with the original vesting schedule, subject only to your continued service subsequent to the Corporate Transaction;

(ii)   any TSR Performance Shares for which the performance conditions in Paragraph 4(a)(iii) have been met as of the closing date of the Corporate Transaction (based on the price per share of Common Stock being paid in such transaction) shall be settled by delivery of the corresponding number of shares of Common Stock, and all other unvested TSR Performance Shares shall vest over the remainder of the original period expiring March 31, 2018, subject only to your continued service subsequent to the Corporate Transaction with no further performance conditions; and

(iii)   all remaining unvested options and RSUs as of the closing date of the Corporate Transaction shall continue to vest thereafter subject only to your continued service and if, your employment is terminated without Cause (as defined below) within 12 months following a Corporate Transaction of the Company, all of your remaining unvested options and RSUs granted under Paragraph 4 will vest in full.

(d) "Involuntary Termination" means any of the following events: (i) without your express written consent, a significant reduction of your duties, position or responsibilities relative to your duties, position or responsibilities in effect immediately prior to such reduction; (ii) without your express written consent, a material reduction by the Company (or its successor) of your base salary as in effect immediately prior to such reduction; (iii) without your express written consent, a material reduction by the Company (or its successor) in the kind or level of employee benefits to which you were entitled immediately prior to such reduction with the result that your overall benefits package is significantly reduced; (iv) without your express written consent, your relocation to a facility or a location more than 25 miles from our San Jose, CA. location immediately prior to such relocation; or (v) any purported termination of you other than for Cause (as defined below); and

(e) "Cause" means: (i) any act of personal dishonesty taken by you in connection with your responsibilities in your service to the Company which is intended to result in your personal enrichment; (ii) your conviction of a felony; (iii) any act by you that constitutes material misconduct and is injurious to the Company; (iv) any breach of fiduciary duty to the company, (v) a material breach of any agreement with the company, or (vi) your initiating litigation against the company.

5. Benefits. The Company will continue to make available to you standard vacation, medical and dental insurance benefits, a 401(k) Plan, and Employee Stock Purchase Plan.

6. Standard Confidentiality and Inventions Assignment Agreement. You will remain bound by the Company's standard Confidential Information and Inventions Assignment Agreement (the "Confidentiality Agreement") which you signed on July 1, 2014.

7. At-Will Employment. You will continue to be an employee-at-will, meaning that either you or the Company may terminate your employment at any time, without notice, for any reason or no reason without further obligation or liability to either party. Such termination will not affect the parties' respective obligations under the Confidentiality Agreement. You will receive the Company's Employee Handbook with all of our policies and procedures on your first day of employment.

8. No Outside Consulting. You agree to not sit on any board of directors, or do any outside consulting work for any other person or company while employed full-time at the Company other than with the advance written approval of the Chief Executive Officer of the Company.

9. Effective Date. Your new position will be become effective as of November 1, 2014.

Please indicate your acceptance by signing and returning a copy of the signed letter to me via e-mail or facsimile at 408-436-6417.

Congratulations on your new assignment!

Sincerely,

8X8, INC.

By: /s/ Vikram Verma
Vikram Verma
Chief Executive Officer

ACCEPTED:

Mary Ellen Genovese
Mary Ellen Genovese

Date: ________________________